Exhibit 99.2

11500 Ash Street

Leawood, Kansas 66211

May 8, 2017

CFO Commentary on

First Quarter 2017 Financial Results

Financial Information

Reconciliations and definitions of non-GAAP financial measures (Adjusted EBITDA, Adjusted EBITDA Margin and constant currency amounts) are provided in the financial schedules included below, in our financial tables that accompany our first quarter 2017 earnings press release and our most recently filed quarterly report on Form 10-Q available at http://investor.amctheatres.com.

Additional information detailing select unaudited pro forma financial data for the three-month period ended March 31, 2016 is included below in this CFO commentary which has been published in the investor relations section of AMC’s website located at http://investor.amctheatres.com and furnished with the SEC on Form 8-K dated May 8, 2017.  The select unaudited pro forma data for the three-month period ended March 31, 2016 combines the historical financial data of operations of AMC, Odeon and Carmike, giving effect to the acquisitions, financings and theatre divestitures as if they had been completed on January 1, 2016.  The historical consolidated financial information for Odeon has been adjusted to comply with U.S. GAAP. The classification of certain items presented by Odeon under U.K. GAAP has been modified in order to align with the presentation used by AMC under U.S. GAAP. In addition to the U.S. GAAP adjustments and the reclassifications, amounts have also been translated to U.S. Dollars. The unaudited pro forma financial information is provided for informational purposes only and is not necessarily indicative of what our results of operations would actually have been had the acquisitions occurred on the date indicated.  Please refer to the March 13, 2017 Form 8-K/A for additional information on pro forma financial statement adjustments.

Additional constant currency information adjusting financial data for the three-month period ended March 31, 2017 using average monthly currency rates from the three-month period ended March 31, 2016 is also presented for comparative purposes.

We completed the acquisition of Nordic Cinema Group (“Nordic”) on March 28, 2107.  Nordic’s financial results for the period March 28, 2017 to March 31, 2017 have been included in our consolidated financial results for the three months ended March 31, 2017. Nordic’s financial results are not material, and the 2016 pro forma information presented does not include results for Nordic and no adjustments have been made for Nordic in the constant currency calculations.

Conference Call

The Company will host a conference call on Monday, May 8, 2017, at 4:00 p.m. CST/5:00 p.m. EST to review results for the first quarter ended March 31, 2017.

To listen to the call, please dial (877) 407-3982 in the U.S. or (201) 493-6780 outside the U.S. You may also listen to the conference call via the internet by visiting the investor relations section of the AMC website at www.investor.amctheatres.com for a link to the webcast. Investors and interested parties should go to the website at least 15 minutes prior to the call to register and/or download and install any necessary audio software.

Summary

We are off to a strong start to 2017, and are very pleased with our record first quarter results.  The contributions from our recent acquisitions combined with the accelerated deployment of our recliners and additional strategic innovations, as well as our world class marketing efforts, allowed us to leverage a record setting first quarter U.S. industry box office to set new records of our own. Acquisition integration is progressing as expected, and we are optimistic about the potential for another record year in 2017.

First quarter ended March 31, 2017

U.S. Industry Box Office: With a slate driven by diverse titles, the industry’s U.S. box office gained momentum throughout the quarter and culminated with the first ever month of March industry box office exceeding $1 billion of revenue.  The 2017 first quarter U.S. industry box office grew approximately 4.5% to a record $2.9 billion compared to the previous first quarter record set last year. 2017 U.S. industry attendance also increased approximately 1.5% on a 1.1% increase in industry screens.

Despite BEAUTY AND THE BEAST’S first quarter dominance, it was the strength from movies outside the top five films that drove 2017 first quarter’s historic performance.  Rounding out the industry’s top five U.S. box office films for the quarter were LOGAN, The LEGO BATMAN MOVIE, HIDDEN FIGURES, showing strength from its original opening in December 2016, and the surprise hit, GET OUT.

   Consolidated Results

Based on the increases in attendance from all three of our recent acquisitions and the success of our strategic growth initiatives, we set records for all consolidated revenue categories in the first quarter.

Compared to the first quarter of 2016, consolidated admissions revenues for the quarter increased 69.4% to $817.3 million while food and beverage revenues grew 63.0% to $397.9 million and other theatre revenues grew 73.6% to $68.2 million.  Consolidated total revenues grew 67.5% in the first quarter to $1,283.4 million.

Consolidated net earnings for the first quarter declined $19.9 million to $8.4 million compared to the same quarter a year ago. Consolidated net earnings margin for the first quarter was 0.7% compared to 3.7% in the first quarter of 2016. Included in net earnings for the first quarter of 2017 and 2016 were approximately $26.2 million and $3.9 million, respectively, of after-tax merger and acquisition expenses associated with prior acquisitions.  Excluding merger and acquisition expenses in both years, net earnings increased 7.5% to $34.6 million.

Consolidated diluted earnings per share (“diluted EPS”) decreased 75.9% to $0.07 compared to $0.29 for the same period a year ago.  Average diluted shares outstanding in the first quarter of 2017 increased approximately 23.6% compared to the first quarter last year.

Consolidated Adjusted EBITDA for the first quarter grew 71.5% to a record $251.3 million and Adjusted EBITDA margin increased 50 basis points to 19.6% compared to the year ago period.  We are very pleased with our Adjusted EBITDA growth and margin improvement.

2017 Consolidated Results vs. 2016 Consolidated Pro Forma Results

To provide greater transparency and more relevant year-over-year comparisons, we have included pro forma financial data in the tables section of this CFO commentary that combines the historical financial data from AMC’s, Odeon’s and Carmike’s operations for the three months ended March 31, 2016, giving effect to the acquisitions, financings and theatre divestitures as if they had been completed on January 1, 2016.  Actual results from the first quarter of 2016 are included in our earnings release and Form 10-Q filed with the Securities and Exchange Commission on May 8, 2017 and on our website at www.investor.amctheatres.com.

Compared to the pro forma first quarter of 2016, first quarter consolidated total revenues increased 2.1% (5.7% in constant currency) and were comprised of a 2.0% (5.9% in constant currency) increase in admissions revenues, a 2.7% (5.6% in constant currency) increase in food and beverage revenues, and unchanged (4.7% increase in constant currency) other theatre revenues.

Consolidated net earnings for the first quarter increased $10.3 million to $8.4 million (increased $13.0 million to $11.1 million in constant currency) compared to the pro forma results in the same quarter last year.

Likewise, consolidated Adjusted EBITDA for the first quarter grew 4.4% (7.8% in constant currency) to a record $251.3 million ($259.5 million in constant currency) and Adjusted EBITDA margin increased 40 basis points to 19.6% (30 basis point increase to 19.5% in constant currency) compared to the same proforma period year ago.

2017 U.S. Segment Results vs. 2016 U.S. Segment Pro Forma Results

Compared to the pro forma U.S. segment first quarter of 2016, first quarter total U.S. revenues increased 3.8% to $992.2 million and were comprised of a 4.0% increase in admissions revenue to $619.3 million, a 3.7% increase in food and beverage revenues to $325.8 million, and a 2.8% increase in other theatre revenues to $47.1 million.

Total U.S. attendance increased 1.5% to 66.8 million and average ticket price for the quarter increased 2.4% to $9.27 compared to the pro forma results in the same quarter a year ago.   This growth in

average ticket price is a result of increased attendance from recliner theatres which more than offset, by a significant margin, the average ticket price pressure from a decline in IMAX attendance in the first quarter.

On an annualized per screen basis, U.S attendance grew nearly 1% per screen and admissions revenue increased 3.4% per screen compared to the year ago proforma results.  These per screen increases were driven by our innovative strategic initiatives, as our recliner theatres handily outperformed the U.S. industry.  This continued outperformance combined with the accelerated strategic initiative investment we have previously outlined highlights the available opportunity for additional outperformance once the capital has been invested at the recently acquired U.S. screens.  We are working diligently to put our capital expenditure dollars to work at both existing and newly acquired screens.

The 3.7% increase in U.S. food and beverage revenues translated into a food and beverage revenue per patron of $4.88, representing a 2.3% increase compared to the first quarter last year.  Our guests continue to enjoy our unique array of enhanced food and beverage offerings as we roll out additional menu innovations, Coke Freestyle machines, MacGuffins bars and pre-order technologies.  Our U.S. food and beverage gross margin for the quarter increased 30 basis points to 86.7% while U.S. food and beverage gross profit per patron increased 2.7%.

At quarter-end we operated 26 dine-in-theatres and served alcohol at 247 locations.

U.S. other revenue saw a 2.8% increase to $47.1 million compared to the prior year’s pro forma quarter, due primarily to advanced ticketing fees and on-screen advertising.

AMC’s U.S. film exhibition costs for the quarter increased 3.5% to $336.9 million compared to last year’s pro forma results, representing 54.4% of admissions revenue and a 20 basis point improvement compared to last year.  These results are consistent with the film concentration of the top U.S. titles this year versus last year.

U.S. operating expenses for the quarter increased 6.4% to $272.6 million compared to last year and represented 27.5% of revenues as compared to 26.8% in the same pro forma period a year ago.  U.S. operating expenses for the first quarter 2017 and pro forma 2016 period include $5.1 million and $2.9 million, respectively, of certain operating expenses that are excluded from our calculation of Adjusted EBITDA.  Excluding these costs from both periods, adjusted operating expenses for the first quarter increased 5.6% to $267.5 million, and represented 27% of revenues, a 50 basis point increase from the prior year proforma period.  We are disclosing adjusted operating expenses because we believe they are more indicative of our ongoing performance.

U.S. rent expense for the first quarter increased 0.9% to $148.5 million, on a 1.4% increase in the number of average screens. Rent per average screen declined approximately 0.5% compared to the pro forma quarter last year.

U.S. depreciation and amortization increased 16.3%, to $96.7 million in the first quarter compared to the same period last year, primarily due to additional capital expenditures during the first quarter of 2017 and calendar year 2016.

U.S. net loss for the first quarter were $8.8 million compared to net earnings of $21.3 million in the same pro forma period a year ago. Negatively impacting first quarter 2017 U.S. net losses were approximately $40.3 million of merger and acquisition expenses.

U.S. Adjusted EBITDA for the quarter increased 9.6% to $198.0 million compared to the pro forma first quarter last year, as U.S. adjusted EBITDA margins increased 110 basis points to 20.0%.

International Industry Box Office: As in the U.S., BEAUTY AND THE BEAST resonated with most guests in the European countries served by Odeon, but 2017 first quarter international industry box office was not able to overcome the strength of 7.9% growth in the first quarter last year and declined approximately 1.9%.

It is important to note however, that BEAUTY AND THE BEAST, LA LA LAND and FIFTY SHADES DARKER helped generate positive industry box office growth in four of the seven countries in which Odeon operated during the first quarter, including our largest region, the UK and Ireland.

 2017 International Segment Results vs. 2016 International Segment Pro Forma Results

Compared to the pro forma first quarter of 2016, first quarter total international revenues decreased 3.3% to $291.2 million (increased 11.8% to $336.4 million in constant currency), and were comprised of a 3.6% decline in admissions revenue to $198.0 million (increased 11.4% to $228.7 million in constant currency), a 1.5% decline in food and beverage revenues to $72.1 million (increased 13.8% to $83.3 million in constant currency), and a 6.2% decline in other theatre revenues to $21.1 million (increased 8.4% to $24.4 million in constant currency).

Total International attendance increased 4.5% to 26.5 million and average ticket price for the quarter declined 7.7% to $7.46 but on a constant currency basis increased 6.7% to $8.62.  Odeon’s subscription model initiative and strategic pricing increases helped drive the increase in average ticket price.

On an annualized per screen basis, International attendance grew 4.4% per screen and admissions revenue decreased 3.7% per screen but increased 11.3% per screen on a constant currency basis compared to the year ago proforma results.  As in the U.S., we are optimistic about the opportunity to improve performance and increase market share through investment in our strategic initiatives at our recently acquired international screens.

International food and beverage revenue per patron declined 5.6% to $2.72 but increased 9.0% on a constant currency basis.  Our International food and beverage gross margin for the quarter decreased 70 basis points to 76.1%.

AMC’s International film exhibition costs for the quarter decreased 3.0% to $83.8 million and increased 12.0% to $96.8 million on a constant currency basis compared to last year’s pro forma results, representing 42.3% of admissions revenue and a 20 basis point increase compared to last year.  These results are consistent with the film concentration of the top International titles this year versus last year.

International operating expenses for the quarter decreased 3.6% to $91.3 million but on a constant currency basis increased 11.4% to $105.5 million compared to last year and represented 31.4% of revenues as compared to 31.5% in the same pro forma period a year ago.

International rent expense for the first quarter declined 5.5% to $34.1 million but on a constant currency basis increased 9.1%, on a 0.9% increase in the number of average screens.

International depreciation and amortization declined 13.6%, to $28.6 million and 0.3% on a constant currency basis in the first quarter compared to the same period last year.

International net earnings for the first quarter were $17.2 million or $19.9 million on a constant currency basis, compared to net losses of $23.2 million in the same pro forma period a year ago.  Included in the 2016 first quarter net losses are approximately $43.2 million of foreign currency transaction losses related to Odeon’s non-British Pound denominated debt.

International Adjusted EBITDA for the first quarter decreased 11.3% to $53.3 million but on a constant currency basis increased 2.3% to $61.5 million compared to the pro forma first quarter last year.  International Adjusted EBITDA margins decreased 170 basis points to 18.3%.  As we continue to integrate the Odeon circuit, deploy initiatives and manage expenses, we are confident that Adjusted EBITDA and Adjusted EBITDA margins will improve.

AMC Screens

During the first quarter of 2017, we opened 2 new theatres with a total of 19 screens and acquired 122 theatres with 683 screens, which includes the acquisition of Nordic.  We permanently closed 17 screens, temporarily closed 215 screens and reopened 219 screens to implement our strategy and install consumer experience upgrades. As of March 31, 2017, we owned or operated 1,027 theatres with 11,247 screens across 15 countries.

Capital Expenditures

Total gross capital expenditures for the quarter ended March 31, 2017 totaled $161.3 million and after $25.0 million of landlord contributions yielded net capital expenditures of $136.3 million. Recliner renovations accounted for the majority of the capital expenditures in the first quarter.

We expect gross capital expenditures for 2017 to total approximately $700 million to $750 million, with landlords contributing approximately $150 million to $170 million, resulting in a net cash outlay of approximately $530 to $600 million.

Balance Sheet

With respect to the balance sheet, we finished the first quarter with $313.1 million in cash and cash equivalents and a total debt balance of approximately $4.90 billion, including capital and lease financing obligations.

During the first quarter, AMC completed a $640 million offering of common stock, $350 million of which was used to repay debt and the balance of which was used to partially finance the Nordic acquisition.

On May 9, 2017, we expect to successfully reprice our Senior Secured Credit Agreement dated April 30, 2013, as previously amended, to among other things, lower the applicable margin on LIBOR borrowings from 2.75% to 2.25%.  We estimate that this refinancing will lower interest expense by approximately $7 million annually.

Dividend

Consistent with our plans to augment shareholder returns through the return of capital, AMC’s Board of Directors, at its regular board meeting on April 27, 2017, authorized the thirteenth consecutive quarterly dividend of $.20 per share, payable on June 19, 2017, to holders of record on June 5, 2017.

Since our IPO on December 18, 2013, AMC has returned nearly $250 million to shareholders in the form of dividends or dividend equivalents.

Website Information

This CFO Commentary, along with other news about AMC, is available at www.amctheatres.com. We routinely post information that may be important to investors in the Investor Relations section of our website, www.investor.amctheatres.com. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about AMC. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit www.investor.amctheatres.com to sign up for E-mail Alerts.

Forward-Looking Statements

This CFO Commentary includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “plan,” “estimate,” “will,” “would,” “project,” “maintain,” “intend,” “expect,” “anticipate,” “prospect,” “strategy,” “future,” “likely,” “may,” “should,” “believe,” “continue,” “opportunity,” “potential,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks, trends, uncertainties and other facts that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks, trends, uncertainties and facts include, but are not limited to, risks related to: motion picture production and performance; AMC’s lack of control over distributors of films; intense competition in the geographic areas in which AMC operates; increased use of alternative film delivery methods or other forms of entertainment; shrinking exclusive theatrical release windows; international economic, political and other risks; risks and uncertainties relating to AMC’s significant indebtedness; limitations on the availability of capital; risks relating to AMC’s inability to achieve the expected benefits and performance from its recent acquisitions; AMC’s ability to comply with a settlement it entered into with the U.S. Department of Justice pursuant to which it agreed to divest theatres and divest holdings in National CineMedia, LLC; AMC’s ability to refinance its indebtedness on favorable terms; optimizing AMC’s theatre circuit through construction and the transformation of its existing theatres may be subject to delay and unanticipated costs; failures, unavailability or security breaches of AMC’s information systems; risks relating to impairment losses and theatre and other closure charges; AMC’s ability to utilize net operating loss carryforwards to reduce its future tax liability; review by antitrust authorities in connection with acquisition opportunities; risks relating to unexpected costs or unknown liabilities relating to recently completed acquisitions; risks relating to the incurrence of legal liability; general political, social and economic conditions and risks, trends, uncertainties and other factors discussed in the reports AMC has filed with the SEC. Should one or more of these risks, trends, uncertainties or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of risks, trends and uncertainties facing AMC, see the section entitled “Risk Factors” in AMC’s Annual Report on Form 10-K, filed with the SEC on March 10, 2017, and the risks, trends and uncertainties identified in its other public filings. AMC does not intend, and undertakes no duty, to update any information contained herein to reflect future events or circumstances, except as required by applicable law.

Reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin:

(dollars in millions)

(unaudited)

	Quarter Ended
	March 31, 2017	March 31, 2016
Net earnings	$8.4	$28.3
Plus:
Income tax provision (benefit)	(9.2)	18.1
Interest expense	61.9	27.1
Depreciation and amortization	125.3	60.4
Certain operating expenses (2)	5.3	3.4
Equity in (earnings) losses of non-consolidated entities	2.3	(4.2)
Cash distributions from non-consolidated entities	24.4	17.7
Investment income	(5.3)	(10.0)
Other income (3)	(2.3)	—
General and administrative expense—unallocated:
Merger, acquisition and transaction costs (4)	40.4	4.6
Stock-based compensation expense (5)	0.1	1.1
Adjusted EBITDA (1)	$251.3	$146.5
Adjusted EBITDA Margin (1)	19.6%	19.1%
Total Revenues	$1,283.4	$766.0
Net Earnings Margin (6)	0.7%	3.7%

Select pro forma financial data:

(dollars in millions)

(unaudited)

	Three Months Ended
	March 31, 2016
	Pro Forma
	US	International		Total
Revenues
Admissions	$595.7		$205.3	$801.0
Food and beverage	314.3		73.2	387.5
Other theatre	45.8		22.5	68.3
Total revenues	955.8		301.0	1,256.8

Operating costs and expenses
Film exhibition costs	325.5		86.4	411.9
Food and beverage costs	42.7		17.0	59.7
Operating expense	256.1		94.7	350.8
Rent	147.2		36.1	183.3
General and administrative:
Merger, acquisition and transaction costs	1.4		0.1	1.5
Other	27.1		7.3	34.4
Depreciation and amortization	83.1		33.1	116.2
Impairment of long-lived assets	0.3		—	0.3
Operating costs and expenses	883.4		274.7	1,158.1
Operating income	72.4		26.3	98.7
Other expense	—		43.2	43.2
Interest expense	52.4		5.6	58.0
Equity in (earnings) losses of non-consolidated entities	(4.7)		0.1	(4.6)
Investment income	(10.0)		—	(10.0)
Total other expense	37.7		48.9	86.6
Earnings (loss) before income taxes	34.7		(22.6)	12.1
Income tax provision (benefit)	13.4		0.6	14.0
Net Earnings	$21.3		$(23.2)	$(1.9)

Attendance	65,853		25,399	91,252
Average Screens	8,050		2,250	10,300
Average Ticket Price	$9.05	$	$ 8.08	$8.78

The select unaudited pro forma data for the three-month period ended March 31, 2016 combines the historical financial data of operations of AMC, Odeon and Carmike, giving effect to the acquisitions, financings and theatre divestitures as if they had been completed on January 1, 2016.  The historical consolidated financial information for Odeon has been adjusted to comply with U.S. GAAP. The classification of certain items presented by Odeon under U.K. GAAP has been modified in order to align with the presentation used by AMC under U.S. GAAP. In addition to the U.S. GAAP adjustments and the reclassifications, amounts have also been translated to U.S. Dollars.  The unaudited pro forma financial information is provided for informational purposes only and is not necessarily indicative of what our results of operations would actually have been had the acquisitions occurred on the date indicated.  Please refer to the March 13, 2017 Form 8-K/A for additional information on pro forma financial statement adjustments.

Reconciliation of pro forma Adjusted EBITDA:

(dollars in millions)

(unaudited)

	Three Months Ended
	March 31, 2016
	Pro Forma
	US	International	Total
Net earnings	$21.3	$(23.2)	$(1.9)
Plus:
Income tax provision	13.4	0.6	14.0
Interest expense	52.4	5.6	58.0
Depreciation and amortization	83.1	33.1	116.2
Impairment of long-lived assets	0.3	—	0.3
Certain operating expenses (2)	2.9	0.6	3.5
Equity in (earnings) losses of non-consolidated entities	(4.7)	0.1	(4.6)
Cash distributions from non-consolidated entities	17.7	—	17.7
Investment income	(10.0)	—	(10.0)
Other expense (7)	—	43.2	43.2
General and administrative expense—unallocated:
Merger, acquisition and transaction costs (4)	1.4	0.1	1.5
Stock-based compensation expense (5)	2.8	—	2.8
Adjusted EBITDA (1)	$180.6	$60.1	$240.7
Adjusted EBITDA Margin (1)	18.9%	20.0%	19.2%
Total Revenues	$955.8	$301.0	$1,256.8
Net Earnings Margin (6)	2.2%	(7.7%)	(0.2%)

The select unaudited pro forma data for the three-month period ended March 31, 2016 combines the historical financial data of operations of AMC, Odeon and Carmike, giving effect to the acquisitions, financings and theatre divestitures as if they had been completed on January 1, 2016.  The historical consolidated financial information for Odeon has been adjusted to comply with U.S. GAAP. The classification of certain items presented by Odeon under U.K. GAAP has been modified in order to align with the presentation used by AMC under U.S. GAAP. In addition to the U.S. GAAP adjustments and the reclassifications, amounts have also been translated to U.S. Dollars. The unaudited pro forma financial information is provided for informational purposes only and is not necessarily indicative of what our results of operations would actually have been had the acquisitions occurred on the date indicated.  Please refer to the March 13, 2017 Form 8-K/A for additional information on pro forma financial statement adjustments.

Select Consolidated Constant Currency financial data:

(dollars in millions, unaudited)

	Consolidated Quarter Ended
	March 31,
	(As Reported) 2017	(Constant Currency) (8) 2017
Revenues
Admissions	$817.3	$848.0
Food and beverage	397.9	409.1
Other theatre	68.2	71.5
Total revenues	1,283.4	1,328.6

Operating costs and expenses
Film exhibition costs	420.7	433.7
Food and beverage costs	60.6	63.3
Operating expense	363.9	378.1
Rent	182.6	187.9
General and administrative:
Merger, acquisition and transaction costs	40.4	40.4
Other	34.5	36.3
Depreciation and amortization	125.3	129.7
Operating costs and expenses	1,228.0	1,269.4

Operating income	55.4	59.2
Other expense (income):
Other income	(2.7)	(2.7)
Interest expense:
Corporate borrowings	51.1	51.2
Capital and financing lease obligations	10.8	11.6
Equity in losses of non-consolidated entities	2.3	2.3
Investment income	(5.3)	(5.3)
Total other expense	56.2	57.1

Earnings (loss) before income taxes	(0.8)	2.1
Income tax benefit	(9.2)	(9.0)
Net Earnings	$8.4	$11.1

Reconciliation of Consolidated Constant Currency Adjusted EBITDA and Adjusted EBITDA Margin:

(dollars in millions)

(unaudited)

	Consolidated Quarter Ended March 31,
	(As Reported) 2017	(Constant Currency)(8) 2017
Net earnings	$8.4	$11.1
Plus:
Income tax benefit	(9.2)	(9.0)
Interest expense	61.9	62.8
Depreciation and amortization	125.3	129.7
Certain operating expenses (2)	5.3	5.3
Equity in losses of non-consolidated entities	2.3	2.3
Cash distributions from non-consolidated entities	24.4	24.4
Investment income	(5.3)	(5.3)
Other income (3)	(2.3)	(2.3)
General and administrative expense—unallocated:
Merger, acquisition and transaction costs (4)	40.4	40.4
Stock-based compensation expense (5)	0.1	0.1
Adjusted EBITDA (1)	$251.3	$259.5
Adjusted EBITDA Margin (1)	19.6%	19.5%
Total Revenues	$1,283.4	$1,328.6
Net Earnings Margin (6)	0.7%	0.8%

International Segment Constant Currency financial data:

(dollars in millions, unaudited)

	International Segment Quarter Ended
	March 31,
	(As Reported) 2017	(Constant Currency) (8) 2017
Revenues
Admissions	$198.0	$228.7
Food and beverage	72.1	83.3
Other theatre	21.1	24.4
Total revenues	291.2	336.4

Operating costs and expenses
Film exhibition costs	83.8	96.8
Food and beverage costs	17.2	19.9
Operating expense	91.3	105.5
Rent	34.1	39.4
General and administrative:
Merger, acquisition and transaction costs	0.1	0.1
Other	11.8	13.6
Depreciation and amortization	28.6	33.0
Operating costs and expenses	266.9	308.3

Operating income	24.3	28.1
Other expense (income):
Other income	-	-
Interest expense:
Corporate borrowings	0.4	0.5
Capital and financing lease obligations	5.6	6.4
Equity in (earnings) losses of non-consolidated entities	-	-
Investment income	-	-
Total other expense	6.0	6.9

Earnings before income taxes	18.3	21.2
Income tax provision	1.1	1.3
Net Earnings	$17.2	$19.9

Average Ticket Price	$7.46	$8.62
Food and Beverage per Patron	$2.72	$3.14
Admissions Revenue per Screen (annualized, in 000’s)	$353.6	$408.4

Reconciliation of International Segment Constant Currency Adjusted EBITDA and Adjusted EBITDA Margin:

(dollars in millions)

(unaudited)

	International Segment Quarter Ended March 31,
	(As Reported) 2017	(Constant Currency) (8) 2017
(7)Net earnings	$17.2	$19.9
Plus:
Income tax provision	1.1	1.3
Interest expense	6.0	6.9
Depreciation and amortization	28.6	33.0
Certain operating expenses (2)	0.3	0.3
Equity in (earnings) losses of non-consolidated entities	-	-
Cash distributions from non-consolidated entities	-	-
Investment expense (income)	-	-
Other income	-	-
General and administrative expense—unallocated:
Merger, acquisition and transaction costs (4)	0.1	0.1
Stock-based compensation expense (5)	-	-
Adjusted EBITDA (1)	$53.3	$61.5
Adjusted EBITDA Margin (1)	18.3%	18.3%
Total Revenues	$291.2	$336.4
Net Earnings Margin (6)	5.9%	5.9%

(1)

We present Adjusted EBITDA and Adjusted EBITDA Margin as a supplemental measure of our performance. We define Adjusted EBITDA as net earnings plus (i) income tax provision, (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include any cash distributions of earnings from our equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Total Revenues.  In evaluating Adjusted EBITDA and Adjusted EBITDA Margin, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA and Adjusted EBITDA Margin should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures and should not be construed as an alternative to net earnings or net earnings margin as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with U.S. GAAP). Adjusted EBITDA and Adjusted EBITDA Margin may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA and Adjusted EBITDA Margin because we believe it provides management and investors with additional information to measure our performance and estimate our value.

Adjusted EBITDA and Adjusted EBITDA Margin have important limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example,

Adjusted EBITDA:

•	does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;
•	does not reflect changes in, or cash requirements for, our working capital needs;
•	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;
•	excludes income tax payments that represent a reduction in cash available to us; and
•	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.

(2)

Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens including the related accretion of interest, non-cash deferred digital equipment rent expense, and disposition of assets and other non-operating gains or losses included in operating expenses. We have excluded these items as they are non-cash in nature, include components of interest cost for the time value of money or are non-operating in nature.

(3)	Other income for the current quarter includes $2.7 million of foreign currency transaction gains and $0.4 million loss on redemption of the Bridge Loan Facility.

(4)	Merger, acquisition and transaction costs are excluded as it is non-operating in nature.

(5)	Non-cash or non-recurring expense included in General and Administrative: Other

(6)	Net Earnings Margin is defined as Net Earnings divided by Total Revenues

(7)	Other expense for the quarter includes $43.2 million of foreign currency transaction losses related to Odeon’s non-British Pound denominated debt.

(8)

Constant currency amounts, which are non-GAAP measurements were calculated using the average exchange rate for the corresponding period for 2016. We translate the results of our international operating segment from local currencies into U.S. dollars using currency rates in effect at different points in time in accordance with U.S. GAAP. Significant changes in foreign exchange rates from one period to the next can result in meaningful variations in reported results. We are providing constant currency amounts for our international operating segment to present a period-to-period comparison of business performance that excludes the impact of foreign currency fluctuations.

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